Exhibit 99.1

Antero Midstream Announces First Quarter 2024 Financial and Operating Results

Denver, Colorado, April 24, 2024—Antero Midstream Corporation (NYSE: AM) (“Antero Midstream” or the “Company”) today announced its first quarter 2024 financial and operating results. The relevant unaudited condensed consolidated financial statements are included in Antero Midstream’s Quarterly Report on Form 10-Q for the three months ended March 31, 2024.

First Quarter 2024 Highlights:

•	Gathering and processing volumes increased by 4% and 6%, respectively, compared to the prior year quarter
•	Placed in service the Grays Peak compressor station with an initial capacity of 160 MMcf/d
•	Net Income was a company record $104 million, or $0.21 per diluted share, a 17% per share increase compared to the prior year quarter
•	Adjusted Net Income was $117 million, or $0.24 per diluted share, a 14% per share increase compared to the prior year quarter (non-GAAP measure)
•	Adjusted EBITDA was $265 million, a 10% increase compared to the prior year quarter (non-GAAP measure)
•	Capital expenditures were $30 million, an 11% decrease compared to the prior year quarter
•	Free Cash Flow after dividends was $74 million, a 62% increase compared to the prior year quarter (non-GAAP measure)
•	Leverage declined from 3.3x at year-end 2023 to 3.1x as of March 31, 2024 (non-GAAP measure)

Paul Rady, Chairman and CEO said, “Antero Midstream delivered another exceptional quarter with double-digit Adjusted EBITDA growth combined with double-digit declines in capital expenditures year-over-year. As a result, Antero Midstream generated $74 million of Free Cash Flow after dividends during the quarter, which is over 60% higher than last year. These results highlight the value of Antero’s integrated planning and development program in Appalachia.”

Brendan Krueger, CFO of Antero Midstream, said “With the Free Cash Flow after dividends generated during the quarter, we made significant progress towards our 3.0x Leverage target, reducing Leverage from 3.3x at year-end to 3.1x at the end of the quarter. We continue to expect to achieve the 3.0x Leverage target in 2024, which will position us well to pursue further return of capital to shareholders.”

For a discussion of the non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income, Leverage, Free Cash Flow after dividends, and Net Debt see “Non-GAAP Financial Measures.”

First Quarter 2024 Financial Results

Low pressure gathering volumes for the first quarter of 2024 averaged 3,301 MMcf/d, a 4% increase as compared to the prior year quarter. Compression volumes for the first quarter of 2024 averaged 3,260 MMcf/d, a 4% increase compared to the prior year quarter. High pressure gathering volumes averaged 2,966 MMcf/d, a 6% increase compared to the prior year quarter. Fresh water delivery volumes averaged 113 MBbl/d during the quarter, an 8% decrease compared to the first quarter of 2023.

Gross processing volumes from the processing and fractionation joint venture with MPLX, LP (the “Joint Venture”) averaged 1,602 MMcf/d for the first quarter of 2024, a 6% increase compared to the prior year quarter. Joint Venture processing capacity was approximately 100% utilized during the quarter based on nameplate processing capacity of 1.6 Bcf/d. Gross Joint Venture fractionation volumes averaged 40 MBbl/d, an 11% increase compared to the prior year quarter. Joint Venture fractionation capacity was 100% utilized during the quarter based on nameplate fractionation capacity of 40 MBbl/d.

	Three Months Ended March 31,		%
	2023	2024	Change
Average Daily Volumes:
Low Pressure Gathering (MMcf/d)	3,171	3,301	4%
Compression (MMcf/d)	3,137	3,260	4%
High Pressure Gathering (MMcf/d)	2,801	2,966	6%
Fresh Water Delivery (MBbl/d)	123	113	(8)%
Gross Joint Venture Processing (MMcf/d)	1,508	1,602	6%
Gross Joint Venture Fractionation (MBbl/d)	36	40	11%

For the three months ended March 31, 2024, revenues were $279 million, comprised of $218 million from the Gathering and Processing segment and $61 million from the Water Handling segment, net of $18 million of amortization of customer relationships. Water Handling revenues include $24 million from wastewater handling and high rate water transfer services and approximately $1 million of third-party revenues.

Direct operating expenses for the Gathering and Processing and Water Handling segments were $26 million and $28 million, respectively, for a total of $54 million. Water Handling operating expenses include $22 million from wastewater handling and high rate water transfer services. General and administrative expenses excluding equity-based compensation were $12 million during the first quarter of 2024. Total operating expenses during the first quarter of 2024 included $9 million of equity-based compensation expense and $37 million of depreciation.

Net Income was $104 million, or $0.21 per diluted share, a 17% per share increase compared to the prior year quarter. Net Income adjusted for amortization of customer relationships, loss on early extinguishment of debt, loss on settlement of asset retirement obligation and gain on asset sale, net of tax effects of reconciling items, or Adjusted Net Income, was $117 million. Adjusted Net Income was $0.24 per share, a 14% per share increase compared to the prior year quarter.

The following table reconciles Net Income to Adjusted Net Income (in thousands):

	Three Months Ended March 31,
	2023	2024
Net Income	$86,507	103,926
Amortization of customer relationships	17,668	17,668
Loss on early extinguishment of debt	—	59
Loss on settlement of asset retirement obligations	341	—
Gain on asset sale	(245)	—
Tax effect of reconciling items(1)	(4,567)	(4,565)
Adjusted Net Income	$99,704	117,088

(1)	The tax rates for the three months ended March 31, 2023 and 2024 were 25.7% and 25.8%, respectively.

Adjusted EBITDA was $265 million, a 10% increase compared to the prior year quarter, driven primarily by volumetric growth and the expiration of the low pressure gathering rebate program. Interest expense was $53 million, a 2% decrease compared to the prior year quarter, driven by lower average total debt, partially offset by higher interest rates on our revolving credit facility borrowings. Capital expenditures were $30 million, an 11% decrease compared to the prior year quarter. Free Cash Flow before dividends was $182 million, a 19% increase compared to the prior year quarter. Free Cash Flow after dividends was $74 million, a 62% increase compared to the prior year quarter.

The following table reconciles Net Income to Adjusted EBITDA and Free Cash Flow before and after dividends (in thousands):

	Three Months Ended March 31,
	2023	2024
Net Income	$86,507	103,926
Interest expense, net	54,624	53,308
Income tax expense	31,670	36,488
Depreciation expense	35,196	37,095
Amortization of customer relationships	17,668	17,668
Gain on asset sale	(245)	—
Accretion of asset retirement obligations	44	44
Loss on settlement of asset retirement obligations	341	—
Loss on early extinguishment of debt	—	59
Equity-based compensation	6,327	9,327
Equity in earnings of unconsolidated affiliates	(24,456)	(27,530)
Distributions from unconsolidated affiliates	34,105	34,960
Adjusted EBITDA	$241,781	265,345
Interest expense, net	(54,624)	(53,308)
Capital expenditures (accrual-based)	(33,603)	(29,772)
Free Cash Flow before dividends	$153,554	182,265
Dividends declared (accrual-based)	(107,923)	(108,279)
Free Cash Flow after dividends	$45,631	73,986

The following table reconciles net cash provided by operating activities to Free Cash Flow before and after dividends (in thousands):

	Three Months Ended March 31,
	2023	2024
Net cash provided by operating activities	$182,719	210,561
Amortization of deferred financing costs	(1,474)	(1,655)
Settlement of asset retirement obligations	158	164
Changes in working capital	5,754	2,967
Capital expenditures (accrual-based)	(33,603)	(29,772)
Free Cash Flow before dividends	$153,554	182,265
Dividends declared (accrual-based)	(107,923)	(108,279)
Free Cash Flow after dividends	$45,631	73,986

First Quarter 2024 Operating Update

Gathering and Processing — During the first quarter of 2024, Antero Midstream connected 12 wells to its gathering system. Additionally, at the end of the first quarter Antero Midstream placed into service its Grays Peak compressor station with an initial capacity of 160 MMcf/d. This station utilized compressor units relocated from underutilized areas, which resulted in approximately $15 million of capital savings. The Grays Peak station will service future development in the liquids-rich midstream corridor of the Marcellus Shale and bring Antero Midstream’s total compression capacity to 4.7 Bcf/d.

Capital Investments

Capital expenditures were $30 million during the first quarter of 2024. The company invested $25 million in gathering and compression and $5 million in water infrastructure.

West Virginia University Engineering Program Gift

Antero Midstream and Antero Resources Corporation (NYSE: AR) announced a $4,000,000 gift to West Virginia University to support undergraduate and graduate students in Petroleum and Natural Gas Engineering. The gift also established an Antero Professorship, and helped develop a new Master’s Degree program in Petroleum Midstream Engineering. This Petroleum Midstream Engineering Program will be the first of its kind in the United States.

Conference Call

A conference call is scheduled on Thursday, April 25, 2024 at 10:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results. To participate in the call, dial in at 877-407-9126 (U.S.), or 201-493-6751 (International) and reference “Antero Midstream.” A telephone replay of the call will be available until Thursday, May 2, 2024 at 10:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13743602. To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream's website at www.anteromidstream.com. The webcast will be archived for replay until Thursday, May 2, 2024 at 10:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteromidstream.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into this press release.

Non-GAAP Financial Measures and Definitions

Antero Midstream uses certain non-GAAP financial measures. Antero Midstream defines Adjusted Net Income as Net Income plus amortization of customer relationships, loss on early extinguishment of debt, loss on settlement of asset retirement obligations and loss (gain) on asset sale, net of tax effect of reconciling items. Antero Midstream uses Adjusted Net Income to assess the operating performance of its assets. Antero Midstream defines Adjusted EBITDA as Net Income plus interest expense, net, income tax expense, depreciation expense, amortization of customer relationships, loss on early extinguishment of debt, loss (gain) on asset sale, accretion of asset retirement obligations, impairment of property and equipment, loss on settlement of asset retirement obligations, and equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates, plus distributions from unconsolidated affiliates.

Antero Midstream uses Adjusted EBITDA to assess:

•	the financial performance of Antero Midstream’s assets, without regard to financing methods, capital structure or historical cost basis;

•	its operating performance and return on capital as compared to other publicly traded companies in the midstream energy sector, without regard to financing or capital structure; and

•	the viability of acquisitions and other capital expenditure projects.

Antero Midstream defines Free Cash Flow before dividends as Adjusted EBITDA less interest expense, net and accrual-based capital expenditures. Capital expenditures include additions to gathering systems and facilities, additions to water handling systems, and investments in unconsolidated affiliates. Capital expenditures exclude acquisitions. Free Cash Flow after dividends is defined as Free Cash Flow before dividends less accrual-based dividends declared for the quarter. Antero Midstream uses Free Cash Flow before and after dividends as a performance metric to compare the cash generating performance of Antero Midstream from period to period.

Adjusted EBITDA, Adjusted Net Income, and Free Cash Flow before and after dividends are non-GAAP financial measures. The GAAP measure most directly comparable to these measures is Net Income. Such non-GAAP financial measures should not be considered as alternatives to the GAAP measures of Net Income and cash flows provided by (used in) operating activities. The presentations of such measures are not made in accordance with GAAP and have important limitations as analytical tools because they include some, but not all, items that affect Net Income and cash flows provided by (used in) operating activities. You should not consider any or all such measures in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definitions of such measures may not be comparable to similarly titled measures of other companies.

The following table reconciles cash paid for capital expenditures and accrued capital expenditures during the period (in thousands):

	Three Months Ended March 31,
	2023	2024
Capital expenditures (as reported on a cash basis)	$42,957	35,073
Change in accrued capital costs	(9,354)	(5,301)
Capital expenditures (accrual basis)	$33,603	29,772

Antero Midstream defines Net Debt as consolidated total debt, excluding unamortized debt premiums and debt issuance costs, less cash and cash equivalents. Antero Midstream views Net Debt as an important indicator in evaluating Antero Midstream’s financial leverage. Antero Midstream defines leverage as Net Debt divided by Adjusted EBITDA for the last twelve months. The GAAP measure most directly comparable to Net Debt is total debt, excluding unamortized debt premiums and debt issuance costs.

The following table reconciles consolidated total debt to consolidated net debt, excluding debt premiums and issuance costs, (“Net Debt”) as used in this release (in thousands):

March 31, 2024
Bank credit facility	$—
7.875% senior notes due 2026	547,900
5.75% senior notes due 2027	650,000
5.75% senior notes due 2028	650,000
5.375% senior notes due 2029	750,000
6.625% senior notes due 2032	600,000
Consolidated total debt	$3,197,900
Less: Cash and cash equivalents	(26,088)
Consolidated net debt	$3,171,812

The following table reconciles Net Income to Adjusted EBITDA for the last twelve months as used in this release (in thousands):

Twelve Months Ended March 31, 2024
Net Income	$389,205
Interest expense, net	215,929
Income tax expense	133,105
Depreciation expense	137,958
Amortization of customer relationships	70,672
Accretion of asset retirement obligations	177
Impairment of property and equipment	146
Equity-based compensation	34,606
Equity in earnings of unconsolidated affiliates	(108,530)
Distributions from unconsolidated affiliates	132,690
Loss on early extinguishment of debt	59
Loss on settlement of asset retirement obligations	464
Loss on asset sale	6,275
Adjusted EBITDA	$1,012,756

Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in the Appalachian Basin, as well as integrated water assets that primarily service Antero Resources Corporation’s (NYSE: AR) (“Antero Resources”) properties.

This release includes "forward-looking statements.” Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Midstream’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Midstream expects, believes or anticipates will or may occur in the future, such as statements regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management, NGL and oil prices, impacts of geopolitical and world health events, Antero Midstream’s ability to execute its share repurchase program, Antero Midstream’s ability to execute its business plan and return capital to its stockholders, information regarding Antero Midstream’s return of capital policy, information regarding long-term financial and operating outlooks for Antero Midstream and Antero Resources, information regarding Antero Resources’ expected future growth and its ability to meet its drilling and development plan and the participation level of Antero Resources’ drilling partner, the impact on demand for Antero Midstream’s services as a result of incremental production by Antero Resources, and expectations regarding the amount and timing of litigation awards are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Midstream believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Midstream expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties incident to our business, most of which are difficult to predict and many of which are beyond Antero Midstream’s control. These risks include, but are not limited to, commodity price volatility, inflation, supply chain or other disruptions, environmental risks, Antero Resources’ drilling and completion and other operating risks, regulatory changes or changes in law, the uncertainty inherent in projecting Antero Resources’ future rates of production, cash flows and access to capital, the timing of development expenditures, impacts of world health events, cybersecurity risks, the state of markets for and availability of verified quality carbon offsets and the other risks described under the heading "Item 1A. Risk Factors" in Antero Midstream's Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Report on Form 10-Q for the three months ended March 31, 2024.

For more information, contact Justin Agnew, Vice President – Finance and Investor Relations of Antero Midstream, at (303) 357-7269 or jagnew@anteroresources.com.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

		(Unaudited)
	December 31,	March 31,
	2023	2024
Assets
Current assets:
Cash and cash equivalents	$66	26,088
Accounts receivable–Antero Resources	88,610	104,766
Accounts receivable–third party	952	1,023
Other current assets	1,500	1,811
Total current assets	91,128	133,688

Property and equipment, net	3,793,523	3,788,559
Investments in unconsolidated affiliates	626,650	619,220
Customer relationships	1,215,431	1,197,763
Other assets, net	10,886	10,011
Total assets	$5,737,618	5,749,241

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable–Antero Resources	$4,457	11,445
Accounts payable–third party	10,499	12,954
Accrued liabilities	80,630	82,044
Other current liabilities	831	876
Total current liabilities	96,417	107,319
Long-term liabilities:
Long-term debt	3,213,216	3,174,873
Deferred income tax liability, net	265,879	302,366
Other	10,375	14,304
Total liabilities	3,585,887	3,598,862

Stockholders' equity:
Preferred stock, $0.01 par value: 100,000 authorized as of December 31, 2023 and March 31, 2024
Series A non-voting perpetual preferred stock; 12 designated and 10 issued and outstanding as of December 31, 2023 and March 31, 2024	—	—
Common stock, $0.01 par value; 2,000,000 authorized; 479,713 and 480,328 issued and outstanding as of December 31, 2023 and March 31, 2024, respectively	4,797	4,803
Additional paid-in capital	2,046,487	2,041,650
Retained earnings	100,447	103,926
Total stockholders' equity	2,151,731	2,150,379
Total liabilities and stockholders' equity	$5,737,618	5,749,241

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2023	2024
Revenue:
Gathering and compression–Antero Resources	$199,576	227,593
Water handling–Antero Resources	77,295	68,455
Water handling–third party	272	671
Amortization of customer relationships	(17,668)	(17,668)
Total revenue	259,475	279,051
Operating expenses:
Direct operating	57,873	53,918
General and administrative (including $6,327 and $9,327 of equity-based compensation in 2023 and 2024, respectively)	17,347	21,221
Facility idling	574	522
Depreciation	35,196	37,095
Accretion of asset retirement obligations	44	44
Loss on settlement of asset retirement obligations	341	—
Gain on asset sale	(245)	—
Total operating expenses	111,130	112,800
Operating income	148,345	166,251
Other income (expense):
Interest expense, net	(54,624)	(53,308)
Equity in earnings of unconsolidated affiliates	24,456	27,530
Loss on early extinguishment of debt	—	(59)
Total other expense	(30,168)	(25,837)
Income before income taxes	118,177	140,414
Income tax expense	(31,670)	(36,488)
Net income and comprehensive income	$86,507	103,926

Net income per common share–basic	$0.18	0.22
Net income per common share–diluted	$0.18	0.21

Weighted average common shares outstanding:
Basic	478,612	479,897
Diluted	481,459	484,303

ANTERO MIDSTREAM CORPORATION

Selected Operating Data (Unaudited)

	Three Months Ended		Amount of
	March 31,		Increase	Percentage
	2023	2024	or Decrease	Change
Operating Data:
Gathering—low pressure (MMcf)	285,423	300,429	15,006	5%
Compression (MMcf)	282,362	296,663	14,301	5%
Gathering—high pressure (MMcf)	252,129	269,922	17,793	7%
Fresh water delivery (MBbl)	11,110	10,274	(836)	(8)%
Other fluid handling (MBbl)	4,965	5,061	96	2%
Wells serviced by fresh water delivery	23	17	(6)	(26)%
Gathering—low pressure (MMcf/d)	3,171	3,301	130	4%
Compression (MMcf/d)	3,137	3,260	123	4%
Gathering—high pressure (MMcf/d)	2,801	2,966	165	6%
Fresh water delivery (MBbl/d)	123	113	(10)	(8)%
Other fluid handling (MBbl/d)	55	56	1	2%
Average Realized Fees(1):
Average gathering—low pressure fee ($/Mcf)	$0.35	0.36	0.01	3%
Average compression fee ($/Mcf)	$0.21	0.21	—	*
Average gathering—high pressure fee ($/Mcf)	$0.21	0.22	0.01	5%
Average fresh water delivery fee ($/Bbl)	$4.21	4.30	0.09	2%
Joint Venture Operating Data:
Processing—Joint Venture (MMcf)	135,741	145,758	10,017	7%
Fractionation—Joint Venture (MBbl)	3,222	3,640	418	13%
Processing—Joint Venture (MMcf/d)	1,508	1,602	94	6%
Fractionation—Joint Venture (MBbl/d)	36	40	4	11%

*	Not meaningful or applicable.
(1)	The average realized fees for the three months ended March 31, 2024 include annual CPI-based adjustments of approximately 1.6%.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Results of Segment Operations (Unaudited)

(In thousands)

	Three Months Ended March 31, 2024
	Gathering and	Water		Consolidated
	Processing	Handling	Unallocated	Total
Revenues:
Revenue–Antero Resources	$227,593	68,455	—	296,048
Revenue–third-party	—	671	—	671
Amortization of customer relationships	(9,271)	(8,397)	—	(17,668)
Total revenues	218,322	60,729	—	279,051
Operating expenses:
Direct operating	26,143	27,775	—	53,918
General and administrative (excluding equity-based compensation)	7,470	3,411	1,013	11,894
Equity-based compensation	7,263	1,815	249	9,327
Facility idling	—	522	—	522
Depreciation	23,421	13,674	—	37,095
Accretion of asset retirement obligations	—	44	—	44
Total operating expenses	64,297	47,241	1,262	112,800
Operating income	154,025	13,488	(1,262)	166,251
Other income (expense):
Interest expense, net	—	—	(53,308)	(53,308)
Equity in earnings of unconsolidated affiliates	27,530	—	—	27,530
Loss on early extinguishment of debt	—	—	(59)	(59)
Total other income (expense)	27,530	—	(53,367)	(25,837)
Income before income taxes	181,555	13,488	(54,629)	140,414
Income tax expense	—	—	(36,488)	(36,488)
Net income and comprehensive income	$181,555	13,488	(91,117)	103,926

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2023	2024
Cash flows provided by (used in) operating activities:
Net income	$86,507	103,926
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	35,196	37,095
Accretion of asset retirement obligations	44	44
Deferred income tax expense	31,670	36,488
Equity-based compensation	6,327	9,327
Equity in earnings of unconsolidated affiliates	(24,456)	(27,530)
Distributions from unconsolidated affiliates	34,105	34,960
Amortization of customer relationships	17,668	17,668
Amortization of deferred financing costs	1,474	1,655
Settlement of asset retirement obligations	(158)	(164)
Loss on settlement of asset retirement obligations	341	—
Gain on asset sale	(245)	—
Loss on early extinguishment of debt	—	59
Changes in assets and liabilities:
Accounts receivable–Antero Resources	(9,207)	(16,156)
Accounts receivable–third party	431	103
Other current assets	(520)	(189)
Accounts payable–Antero Resources	(660)	716
Accounts payable–third party	2,061	2,346
Accrued liabilities	2,141	10,213
Net cash provided by operating activities	182,719	210,561
Cash flows provided by (used in) investing activities:
Additions to gathering systems, facilities and other	(29,197)	(27,723)
Additions to water handling systems	(13,760)	(7,350)
Acquisition of gathering systems and facilities	(263)	(2,048)
Cash received in asset sales	1,071	—
Change in other assets	(2)	(2)
Net cash used in investing activities	(42,151)	(37,123)
Cash flows provided by (used in) financing activities:
Dividends to common stockholders	(108,364)	(107,918)
Dividends to preferred stockholders	(138)	(138)
Issuance of Senior Notes	—	600,000
Redemption of Senior Notes	—	(2,147)
Payments of deferred financing costs	—	(7,082)
Borrowings on Credit Facility	248,000	245,100
Repayments on Credit Facility	(278,900)	(875,200)
Employee tax withholding for settlement of equity compensation awards	(1,166)	(31)
Net cash used in financing activities	(140,568)	(147,416)
Net increase in cash and cash equivalents	—	26,022
Cash and cash equivalents, beginning of period	—	66
Cash and cash equivalents, end of period	$—	26,088

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$50,340	42,067
Decrease in accrued capital expenditures and accounts payable for property and equipment	$(9,354)	(5,301)